Exhibit 99.1

       JACKSONVILLE BANCORP ANNOUNCES RECORD FOURTH QUARTER 2003 RESULTS

    JACKSONVILLE, Fla., February 19, 2004 /PRNewswire-FirstCall/ -- Jacksonville Bancorp, Inc. (Nasdaq: JAXB) today reported:

    -- Earnings for 2003 reach record high of $1,004,000, increasing 72% over 2002 earnings of $584,000

    -- Quarterly earnings at $508,000 -- increase of 95% over fourth quarter 2002 earnings of $261,000

    -- Record EPS for the year of $0.68, up 55% from prior year EPS of $0.44

    -- Fourth quarter 2003 EPS at $0.34 -- double the $0.17 EPS for third quarter 2003

    -- Interest income up 30%, with interest expense up only 13% over prior year

    -- Net interest income up 43% from prior year

    -- Loans increase 39% and deposits 44% over 2002 year-end


    Jacksonville Bancorp, Inc., reported record earnings of $508,000, or $0.34 per basic and $0.33 per diluted share for the fourth quarter of 2003, increasing from $261,000 or $0.18 per basic and diluted share for fourth quarter 2002. Earnings for the year of $1,004,000 reflect a 72% increase over the 2002 total of $584,000. For the year, earnings of $0.68 per basic and $0.67 per diluted share represent a 55% increase over the 2002 EPS of $0.44 per basic and diluted share.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020410/JAXBLOGO )

    "It is a pleasure to report that Jacksonville Bancorp has again posted record results," stated Gilbert J. Pomar, III, President and Chief Executive Officer. "The fourth quarter, and, in fact, the year 2003, demonstrated our ability to handle certain unique situations while continuing to pursue the quality growth of the bank. Early in the year, we identified two major loan relationships that evidenced credit concerns. The fourth quarter reflected the conclusion of the significant issues surrounding these credits. Although these issues resulted in material charge-offs, the pursuit and resolution of litigation regarding a contractual matter significantly enhanced our financial results. We are pleased that we have been able to once again produce record financial results for our shareholders, while continuing to grow the bank at this remarkable pace."

    Fourth quarter 2003 net interest income increased 31% to $1,504,000, from $1,150,000 in 2002, primarily due to significant new loan volume. Net interest margin declined slightly to 3.67%, as interest income for the quarter increased to $2,300,000, up 22% from $1,880,000 in 2002, with a 40% increase in average net loans from $102.9 million to $144.3 million. Interest expense rose only 9% from $730,000 to $796,000, with a 42% increase in average interest bearing liabilities.

    For the year ended December 31, 2003, net interest income increased 43% to $5,618,000, from the 2002 total of $3,936,000. Net interest margin was down slightly at 3.77%, as interest income for the year increased to $8,729,000, up 30% from $6,699,000, with a 48% increase in average net loans from $89.0 million to $131.5 million. Interest expense rose 13%, from $2,763,000 to $3,111,000, with an increase in average interest bearing liabilities of 48%.

    Noninterest income for the year increased 167% over 2002, as proceeds of a one-time litigation settlement were received. This nonrecurring income of $850,000 resulted in an increase in net earnings of approximately
$500,000 after consideration of taxes and related expenses. Excluding the settlement proceeds, noninterest income increased 21% for 2003 over 2002. Noninterest expense increased by 27% over the 2002 level, as increased compensation, processing, and advertising costs were necessary to support growth.

    Total assets increased 35% to $176.9 million at December 31, 2003, from $130.8 million at December 31, 2002. Total loans and deposits increased 39% and 44%, respectively, with net loans of $151.0 million at December 31, 2003, up from $108.9 million at December 31, 2002, and deposits rising to $158.5 million from $110.1 million.


    Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business on May 28, 1999, and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available on the bank's website at www.jaxbank.com.


    The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions, and uncertainties. The risks, uncertainties, and factors affecting actual results, include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles, and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission.

                           JACKSONVILLE BANCORP, INC.
                                 (Unaudited)
                 (Dollars in thousands except per share data)

                              Three Months Ended             Year Ended
                                 December 31,                December 31,
                           ------------------------    ------------------------
                              2003          2002          2003          2002
                           ----------    ----------    ----------    ----------
EARNINGS SUMMARY
Total interest
 income                    $    2,300    $    1,880    $    8,729    $    6,699
Total interest
 expense                          796           730         3,111         2,763
                           ----------    ----------    ----------    ----------
  Net interest income           1,504         1,150         5,618         3,936
Provision for loan
 losses                           661           101         1,580           443
                           ----------    ----------    ----------    ----------
  Net interest income
   after provision for
   loan losses                    843         1,049         4,038         3,493
Noninterest income              1,036           157         1,550           580
Noninterest expense             1,065           789         3,971         3,134
                           ----------    ----------    ----------    ----------
  Income before income
   tax                            814           417         1,617           939
Income tax provision              306           156           613           355
                           ----------    ----------    ----------    ----------
  Net income               $      508    $      261    $    1,004    $      584
                           ==========    ==========    ==========    ==========

 SUMMARY AVERAGE
 BALANCE SHEET
Loans, net                 $  144,333    $  102,878    $  131,500    $   89,043
Securities                     17,916        12,439        15,956        10,153
Other earning assets              302         1,373         1,510         1,918
                           ----------    ----------    ----------    ----------
  Total earning
   assets                     162,551       116,690       148,966       101,114
Other assets                    8,792         8,298         8,733         8,611
                           ----------    ----------    ----------    ----------
  Total assets             $  171,343    $  124,988    $  157,699    $  109,725
                           ==========    ==========    ==========    ==========
Interest bearing
 liabilities               $  137,138    $   96,838    $  125,335    $   84,672
Other liabilities              21,304        15,684        19,490        14,248
Shareholders' equity           12,901        12,466        12,874        10,805
                           ----------    ----------    ----------    ----------
  Total liabilities
   and shareholders'
   equity                  $  171,343    $  124,988    $  157,699    $  109,725
                           ==========    ==========    ==========    ==========

PER SHARE DATA
Basic earnings per
 share                     $     0.34    $     0.18    $     0.68    $     0.44
Diluted earnings
 per share                 $     0.33    $     0.18    $     0.67    $     0.44
Basic weighted
 average shares
 outstanding                1,467,080     1,467,066     1,467,070     1,335,831
Diluted weighted
 average shares
 outstanding                1,535,031     1,482,235     1,497,885     1,341,844
Total shares
 outstanding at
 end of period              1,467,166     1,467,066     1,467,166     1,467,066
Closing market
 price per share           $    16.40    $    11.93    $    16.40    $    11.93

SELECTED RATIOS
Return on average
 assets                          1.18%         0.83%         0.64%         0.53%
Return on average
 equity                         15.62%         8.31%         7.80%         5.40%
Average equity to
 average assets                  7.53%         9.97%         8.16%         9.85%
Operating efficiency
 ratio                          41.93%        60.37%        55.40%        69.40%
Interest rate spread             3.31%         3.40%         3.38%         3.37%
Net interest margin              3.67%         3.91%         3.77%         3.89%
Allowance for loan
 losses as a
 percentage of
 total loans                     1.10%         1.00%         1.10%         1.00%
Net charged off
 loans as a percentage
 of average loans                2.34%         0.00%         0.75%         0.00%


                                                               December 31,
                                                         -----------------------
SUMMARY BALANCE SHEET                                      2003           2002
                                                         --------       --------
Cash and cash equivalents                                $  3,894       $  4,281
Securities                                                 16,830         12,531
Loans, net                                                150,976        108,933
All other assets                                            5,167          5,086
                                                         --------       --------
  Total assets                                           $176,867       $130,831
                                                         ========       ========
Deposit accounts                                         $158,539       $110,128
All other liabilities                                       4,921          8,136
Shareholders' equity                                       13,407         12,567
                                                         --------       --------
  Total liabilities and shareholders'
   equity                                                $176,867       $130,831
                                                         ========       ========